Exhibit 10.2

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BANK OF AMERICA, N.A.
One Bryant Park
New York, New York 10036

CONFIDENTIAL

July 21, 2015

St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117
Attention:  General Counsel

Project Thunder
364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or its designated affiliates, “MLPFS”, together with Bank of America, “BofAML” and together with each Lender (as defined below) that becomes a party hereto pursuant to Section 2 hereof, collectively the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us and codenamed “Thunder” (the “Target” and together with its subsidiaries, the “Acquired Business”), through a wholly-owned direct subsidiary of the Borrower (“Parent”) and a wholly-owned direct subsidiary of the Parent (“Merger Sub”) in the manner contemplated by the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”) entered (or to be entered) into among Parent, Merger Sub, the Target and, solely with respect to certain provisions thereof, the Borrower. Upon consummation of the Acquisition, the Target will be a wholly-owned direct or indirect subsidiary of the Borrower.  In connection therewith, the Borrower intends to obtain a 364-day bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of $3.7 billion (as such amount may be reduced as set forth in the Term Sheet (as defined below) in the section captioned “Mandatory Prepayments and Commitment Reductions”).  The date on which all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement are satisfied, and on which the Bridge Loans (as defined in Exhibit A hereto) will become available to be drawn under the Bridge Facility, is referred to herein as the “Closing Date.”

1.                                      Commitments.  In connection with the foregoing,

(a)                                 Bank of America is pleased to advise you of its commitment to provide 100% of the full principal amount of the Bridge Facility (in such capacity, the “Initial Lender”) and Bank of America is pleased to advise you of its willingness and you hereby appoint Bank of America, to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, collectively, the “Commitment Letter”); and

(b)                                 MLPFS is pleased to advise you of its willingness, and you hereby engage MLPFS, to act as exclusive sole lead arranger and exclusive sole bookrunner (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Lenders”) in consultation with you, including Bank of America.

Bank of America and MLPFS will have “lead left” placement on all marketing materials relating to the Bridge Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as manager of the physical books. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments in connection with the Bridge Facility unless you and the Lead Arranger shall so agree; provided that you and the Lead Arranger agree to the appointment of titles (which shall not include any lead arrangers or bookrunners other than MLPFS) and the allocation of compensation set forth in the syndication plan agreed to between you and the Lead Arranger on or prior to the date hereof (the “Syndication Plan”).  The commitments of the Initial Lender in respect of the Bridge Facility and the undertaking of the Lead Arranger to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Exhibit B attached to this Commitment Letter.  All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.

2.                                      Syndication.  The Lead Arranger intends to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as defined below) and the execution of the Acquisition Agreement. Such syndication shall be managed by the Lead Arranger in consultation with the Borrower; provided, however, that (a) until the date that is 15 days after the date hereof, the selection of any Lender, any role awarded and allocations by the Lead Arranger shall be in accordance with the Syndication Plan or otherwise subject to the Borrower’s approval (provided, that the Borrower hereby approves the selection of (i) any lender under that certain Multi-Year $1,500,000,000 Credit Agreement, dated as of May 31, 2013, among you, as borrower, Bank of America, as administrative agent, and the lenders and other agents from time to time party thereto (as amended prior to the date hereof, the “Existing Credit Agreement”) and (ii) any other lender set forth in the Syndication Plan), (b) following the date that is 15 days after the date hereof, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the selection of Lenders by the Lead Arranger shall be in consultation with the Borrower but shall not include any Disqualified Institution (as defined below), and (c) following the achievement of a Successful Syndication, further assignments of commitments under the Bridge Facility shall be in accordance with the section captioned “Assignment and Participations” in the Term Sheet.  The Initial Lender’s commitments hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar as and when commitments for the Bridge Facility are received from Lenders selected in accordance with the provisions of this paragraph to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Lead Arranger and you (a “Joinder Agreement”) or (ii) party to the applicable definitive documentation with respect to the Bridge Facility that contains terms consistent in all respects with those set forth in this Commitment Letter and otherwise as mutually agreed in good faith between the Borrower and the Lead Arranger (the “Credit Documentation”) as a “Lender” thereunder; provided, however, that to the extent that any portion of the commitment of the Initial Lender hereunder with respect to the Bridge Facility is syndicated to a Lender that, upon first becoming party to this Commitment Letter or the applicable Credit Documentation as described above, is not approved by the Borrower (such approval not to be unreasonably withheld) or otherwise is not a commercial or investment bank whose senior, unsecured, long-term indebtedness has an “investment grade” rating by S&P or Moody’s (each as defined below), then the Initial Lender shall not be relieved of it obligation hereunder to fund such portion of such commitment on the Closing Date to the extent that such other Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Bridge Facility.  For purposes hereof, “Disqualified Institutions” means, collectively, those persons that are (i) competitors of you or your subsidiaries or the

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Acquired Business, identified in writing by you to the Lead Arranger prior to the date hereof, (ii) such other persons identified in writing by you to the Lead Arranger prior to the date hereof and (iii) affiliates of the persons identified pursuant to clauses (i) or (ii) solely to the extent such legal entity has the name of the Disqualified Institution in its legal name or that are otherwise identified in writing by you to the Lead Arranger prior to the date hereof.

Until the earlier of 90 days following the Closing Date and the completion of a Successful Syndication (such date, the “Syndication Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business (to the extent reasonably requested by the Lead Arranger and consistent with the Acquisition Agreement) to actively assist, the Lead Arranger in achieving a Successful Syndication.  Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business (to the extent reasonably requested by the Lead Arranger and consistent with the Acquisition Agreement) and their advisors to provide, the Lead Arranger and the Lenders upon reasonable request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as defined below)), (b) your using commercially reasonable efforts to provide assistance to the Lead Arranger in the preparation of a confidential information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum”) and other customary marketing materials (including a customary lender presentation) (other than materials the disclosure of which would violate any law, rule or regulation or any confidentiality obligation or waive attorney-client privilege, but you hereby agree promptly (i) to use commercially reasonable efforts to obtain waivers and to otherwise provide such information that does not violate such confidentiality obligations and (ii) to notify the Lead Arranger as to what is not being provided under this exception) to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit from your existing lending relationships and, to the extent reasonably requested by the Lead Arranger and consistent with the Acquisition Agreement, the existing banking relationships of the Acquired Business, (d) your using commercially reasonable efforts to execute and deliver one or more Joinder Agreements delivered to you in respect of prospective Lenders which are selected in accordance with the provisions of this Section 2, as soon as reasonably practicable following commencement of syndication of the Bridge Facility and (e) your otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business (to the extent reasonably requested by the Lead Arranger and consistent with the Acquisition Agreement), available from time to time to attend and make presentations at one or more meetings of prospective Lenders at reasonable times and places to be mutually agreed, subject to confidentiality agreements acceptable to Borrower and the Lead Arranger. In addition, you agree to use commercially reasonable efforts to obtain promptly ratings giving effect to the Transactions from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) with respect to the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the Syndication Date, the Borrower and its subsidiaries will not, without the consent of the Lead Arranger, issue, offer, place or arrange debt securities or any credit facilities of the Borrower or its subsidiaries (other than (a) the Senior Notes (as defined in Exhibit A), (b) the Term Loan Facility (as defined in Exhibit A) (it being understood that a portion thereof shall be available to refinance, repurchase, repay, redeem or defease the Borrower’s 5-year, 2.50% unsecured senior notes due January

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15, 2016 (the “2016 Senior Notes”)), (c) any amendment, refinancing or renewal of the Existing Credit Agreement (provided that (x) any such amendment, refinancing or renewal thereof shall be in consultation with the Lead Arranger and (y) the aggregate commitments thereunder shall not be increased), (d) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course foreign working capital facilities (including the renewal, replacement or refinancing thereof with the same form of financing), factoring arrangements, capital leases, commercial paper issuances, financial leases, hedging and cash management and purchase money and equipment financings, (e) debt incurred to refinance, repurchase, repay, redeem or defease (i) the loans outstanding under the Borrower’s existing Term Loan Agreement dated as of May 1, 2015 (the “Existing Term Loan Agreement”) and (ii) the Borrower’s affiliate’s Yen-denominated 1.58% Senior Notes due 2017 and 2.04% Senior Notes due 2020 (collectively, the “Yen Notes”) (provided that any syndication or issuance of such debt pursuant to this clause (e) shall be in consultation and coordination with the Lead Arranger) and (f) any other financing agreed by the Lead Arranger), in each case, if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection (subject to the foregoing provisions of this Section 2) of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letter.  It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arranger.

Notwithstanding anything to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Bridge Facility, but without limiting the conditions precedent in Exhibit B, and without limiting your obligations to assist with syndication in this Section 2, none of the foregoing obligations under the provisions of this Section 2 nor the commencement, conduct or completion of the syndication contemplated by this Section 2 is a condition to the commitments or the funding of the Bridge Facility on the Closing Date.

3.                                      Information Requirements.  You hereby represent and warrant that (a) all written information, other than (i) Projections (as defined below), (ii) forward-looking information, (iii) estimates and (iv) other information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transactions (which representation and warranty shall be to the best of your knowledge to the extent it relates to the Acquired Business or its businesses), when taken as a whole, is and will be when furnished complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made or are made, when taken as a whole (giving effect to all supplements and updates provided thereto) and (b) all financial projections concerning the Borrower, the Acquired Business and their respective subsidiaries that have been or are hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable as of the date such Projections are prepared and as of the date such Projections are made available to the Lead Arranger (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any

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such Projections may differ significantly from the projected results and such differences may be material).  You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect (to the best of your knowledge with respect to Information, estimates and forward looking information relating to the Acquired Business) if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Acquired Business, use your commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and Projections so that such representations (to the best of your knowledge with respect to Information and forward looking information relating to the Acquired Business) will be correct in all material respects at such time.  Notwithstanding anything set forth above, the accuracy of the foregoing representations and warranties, whether or not supplemented, and any obligation to supplement the Information and Projections shall not be a condition to the obligations of the Initial Lender hereunder.  In issuing this commitment and arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arranger and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower, the Acquired Business, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist the Lead Arranger in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arranger with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide the Lead Arranger with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.  In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger and/or Bank of America on your behalf may (after you have had an opportunity to review such materials) distribute the following documents to all prospective Lenders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) drafts and final versions of definitive documents with respect to the Bridge Facility.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you.  You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.                                      Fees and Indemnities.

(a)                                 You agree to pay, or cause to be paid, the fees set forth in the separate fee letter addressed to you, dated as of the date hereof from BofAML (the “Fee Letter”).  You also agree to reimburse the Commitment Parties from time to time promptly after demand for all reasonable documented or invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and

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other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Commitment Parties and the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Lead Arranger in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party), and due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby and thereby, in the case of legal fees and expenses whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility, and in all other cases, if the Closing Date occurs.  You acknowledge that we may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b)                                 You also agree to indemnify and hold harmless each of the Commitment Parties and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Party))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated hereby or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s (or its Related Parties’ (as defined below) gross negligence, bad faith or willful misconduct, (y) such Indemnified Party’s (or its Related Parties’) material breach of its obligations under this Commitment Letter, the Fee Letter or any of the Credit Documentation or (z) disputes solely among Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any Proceedings (as defined below) against a Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or other similar role under the Bridge Facility).  In the case of any claim, litigation, investigation or proceeding to which the indemnity in this paragraph applies (any of the foregoing, a “Proceeding”), such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Acquired Business or their subsidiaries, affiliates or equity holders, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, or your subsidiaries or affiliates or to your respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct.  It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and

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that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender.  Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to the Bridge Facility; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth herein with respect to any indirect, special, punitive or consequential damages included in any third party claim in connection with which an Indemnified Person is entitled to indemnification and reimbursement hereunder.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (or its Related Parties’) gross negligence, bad faith or willful misconduct.  You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 4.  You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.  For purposes hereof, “Related Party” of an Indemnified Party means any (or all, as the context may require) of such Indemnified Party’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents, advisors and other representatives thereof directly involved in the transaction and, in the case of agents, advisors and other representatives, only to the extent acting on behalf or at the instruction of such Indemnified Party or its controlled affiliates or controlling persons; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

5.                                      Conditions to Financing.  The Initial Lender’s commitment hereunder, and each of our agreements to perform the services described herein, are subject solely to satisfaction or waiver of the conditions set forth on Exhibit B, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than those that are expressly stated in Exhibit B to be conditions to the funding under the Bridge Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Bridge Facility shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement, or the accuracy of such representations in the Acquisition Agreement is a condition to your (or your affiliates’) obligations to consummate the Acquisition pursuant to the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified

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Representations (as defined below).  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate status, corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery and enforceability of the Credit Documentation; no conflicts of the Credit Documentation with, or consents required under, (i) charter documents or (ii) any agreement with respect to indebtedness of the Borrower or its subsidiaries in a committed or outstanding principal amount in excess of $75 million; the Borrower’s audited financial statements for the fiscal year ended January 3, 2015 fairly present in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its subsidiaries as at such date and the consolidated results of the operations of the Borrower and its subsidiaries for the period ended on such date; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit B); Federal Reserve margin regulations; use of proceeds not violating OFAC; use of proceeds not violating anti-corruption laws; Patriot Act; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

6.                                      Confidentiality and Other Obligations.  This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without our prior written consent (such approval not to be unreasonably withheld or delayed) except (a) on a confidential basis, to your affiliates and your and your affiliates’ directors, officers, employees, accountants, attorneys and other professional advisors in connection with the Transactions, (b) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to the Lead Arranger as provided below, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any offering memoranda relating to the Bridge Facility, in any syndication or other marketing materials in connection with the Bridge Facility or in connection with any public filing relating to the Transactions, (c) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to the Lead Arranger as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (d) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including the Exhibits hereto (but not the Fee Letter) to any rating agency or any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder, (e) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (f) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility or in any public filing relating to the Transactions (which in the case of such public filing may indicate the existence of the Fee Letter), (g) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter and (h) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed to the Acquired Business, their respective subsidiaries and their officers, directors, employees, affiliates, independent auditors (but only with respect to this Commitment Letter), legal counsel and other legal advisors who need to know such information in connection with the Transactions on a confidential basis in connection with their consideration of the Transactions.

Each Commitment Party shall use all information provided to them by or on behalf of you hereunder or in connection with the Acquisition or the related Transactions solely for the purpose of

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providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information and shall not disclose such information; provided, however, that nothing herein shall prevent the Commitment Parties or their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any governmental agency, securities or bank regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in each case, such Commitment Party agrees to inform you promptly thereof prior to disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any governmental agency, securities or bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties or any of their respective affiliates, (d) to the Commitment Parties’ affiliates’ and their and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (e) for purposes of establishing a “due diligence” defense, (f) to the extent that such information is or was received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or any of your affiliates, (g) to the extent that such information is independently developed by any of the Commitment Parties, (h) to actual or prospective, direct or indirect counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Acquired Business or any of their respective subsidiaries or any of their respective obligations; provided, that the disclosure of any such information to any actual or prospective, direct or indirect counterparty (or their advisors) to any such swap or derivative transaction shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arranger) in accordance with customary market standards for dissemination of such type of information, (i) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Lead Arranger, including as may be agreed in any confidential information memorandum or other marketing material), or (j) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter.  The obligations of the Commitment Parties under this paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours.  In particular, each party hereto acknowledges that MLPFS is acting as a buy-side financial advisor to you in connection with the Transactions.  Each party hereto agrees not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MLPFS in such capacity and BofAML’s obligations hereunder, on the other hand.  The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information and otherwise subject to the immediately preceding paragraph.  The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share, subject to the immediately preceding

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paragraph, with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Acquired Business or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (b) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (c) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (d) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (e) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (f) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter or the Fee Letter.

Additionally, you acknowledge that Bank of America, an affiliate of the Lead Arranger, currently is acting as administrative agent and a lender under the Existing Credit Agreement, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with the Lead Arranger or any of its affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Lead Arranger’s performance or lack of performance of services hereunder.  The Borrower further acknowledges that the Lead Arranger or its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the Borrower or other companies that may be involved in a competing transaction.  The Borrower hereby agrees that the Lead Arranger may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and the Borrower hereby waives any conflict of interest claims relating to the relationship between the Lead Arranger and the Borrower and its affiliates in connection with the engagement contemplated hereby, on the one hand, and the exercise by the Lead Arranger or any of its affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand.  The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub.  L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as

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applicable, to identify you in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.

7.                                      Survival of Obligations.  The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided, that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility; provided, further, that our obligations with respect to confidentiality shall terminate in accordance with and to the extent provided in Section 6; provided, further, that if the Bridge Facility closes and the Credit Documentation shall be executed and delivered, (a) the provisions of Sections 2 and 3 shall survive only until the Syndication Date and (b) the provisions of the second paragraph of Section 6 shall be superseded and deemed replaced by the applicable terms of the Credit Documentation to the extent covered thereby.

8.                                      Miscellaneous.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof; provided, however, that (a) the interpretation of the definition of “Acquired Business Material Adverse Effect” (and whether or not an “Acquired Business Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your affiliates’) obligation to consummate the Acquisition or such failure gives you the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of California applicable to agreements executed and performed entirely within such jurisdiction without giving effect to any choice or conflict of laws provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of California.   If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of the provisions in

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Section 4 above, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Transactions and supersedes all prior agreements and understandings relating to the subject matter hereof.  No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.  Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).  We may assign our commitments and agreement hereunder (a) subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Closing Date and (b) to our respective affiliates.

Any and all obligations of, and services to be provided by the Commitment Parties hereunder (including, without limitation, the Initial Lender’s commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to conditions precedent set forth in Exhibit B.

Please indicate your acceptance of the terms set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter together with a copy of the executed Acquisition Agreement, and paying the fees specified in the Fee Letter to be

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due and payable upon acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, prior to the earlier of (a) 12:00 p.m. (New York City time) on July 22, 2015 and (b) the time of the public announcement of the Acquisition, whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby.  This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time.  Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire on the earliest of (i) the execution and delivery of the Credit Documentation, (ii) the closing of the Acquisition, (iii) the date on which the Acquisition Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Commitment Parties have received written notice thereof from the Borrower (which notice the Borrower agrees to provide upon such termination), (iv) receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full and (v) January 21, 2016 (such earliest date referred to in clauses (ii) through (v), the “Commitment Termination Date”).

[The remainder of this page intentionally left blank.]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Yinghua Zhang
Name: Yinghua Zhang
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew Walters
Name: Matthew Walters
Title: Vice President

Signature Page to Bridge Commitment Letter

Accepted and agreed to as of the date first written above:

ST. JUDE MEDICAL, INC.

By:	/s/ John C. Heinmiller
Name: John C. Heinmiller
Title: Executive Vice President

Signature Page to Bridge Commitment Letter

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	St. Jude Medical, Inc. (the “Borrower”).

Transactions:

The Borrower intends to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us and codenamed “Thunder” (the “Target” and together with its subsidiaries, the “Acquired Business”), through a wholly-owned direct subsidiary of the Borrower (“Parent”) and a wholly-owned direct subsidiary of the Parent (“Merger Sub”) in the manner contemplated by the Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”) entered (or to be entered) into among Parent, Merger Sub, the Target and, solely with respect to certain provisions thereof, the Borrower. Upon consummation of the Acquisition, the Target will be a wholly-owned direct or indirect subsidiary of the Borrower. The date on which all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement are satisfied, and on which the Bridge Loans (as defined below) will become available to be drawn under the Bridge Facility (as defined below), is referred to herein as the “Closing Date.” In connection with the Acquisition, the Borrower intends to (a) obtain a senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the Transactions (as defined below) (the “Transaction Costs”). It is anticipated, but not required, that some or all of the Bridge Facility will be replaced or refinanced by a combination of: (i) the issuance of senior unsecured debt securities by the Borrower through a public offering or in a private placement (the “Senior Notes”) and (ii) the proceeds of a senior unsecured term loan (the “Term Loan Facility” and, together with the Senior Notes, the “Permanent Financing”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”. No other financing is expected to be required for the Transactions.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as exclusive sole lead arranger and exclusive sole bookrunner for the Bridge Facility (in such capacities, the “Lead Arranger”).

Lenders:	Bank of America and other banks, financial institutions and institutional lenders selected in accordance with the Commitment Letter.

Bridge Facility:	A senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of $3.7 billion (the “Bridge Facility”).

Purpose:	The proceeds shall be used by the Borrower (a) to pay all or a portion of the consideration for the Acquisition and (b) to pay the Transaction Costs.

Availability:	The Bridge Facility shall be available in a single draw on the Closing Date. Any loans made under the Bridge Facility are referred to herein as the “Bridge Loans”.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:

Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes.

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate Bridge Loans shall be prepaid, in each case, dollar-for-dollar, by the following amounts:

(a)                                 100% of the net cash proceeds (other than proceeds from (i) any intercompany transfer, (ii) any single disposition or series of related dispositions not to exceed $20 million or (iii) dispositions not to exceed $50 million in the aggregate), whether in cash or cash equivalents, of all non-ordinary course asset sales or other dispositions or any casualty or condemnation event in respect of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower)

other than net cash proceeds that are reinvested in or applied in the replacement or repair of assets to be used in the Borrower’s and/or its subsidiaries’ business within 180 days of receipt of such proceeds;

(b)                                 100% of the commitments provided to the Borrower or any of its subsidiaries pursuant to any committed but unfunded credit agreement or similar definitive agreement for the incurrence of debt for borrowed money that has become effective for the purpose of financing the Transactions and having conditions to availability which are not more restrictive than the conditions to availability of the Bridge Facility (including, without limitation, the Term Loan Facility); and

(c)                                  100% of the net cash proceeds (including in escrow) of (i) any sale or issuance of debt securities (including, without limitation, any Senior Notes) or incurrence of other debt for borrowed money (other than Excluded Debt (as defined below) and without duplication of amounts referred to in clause (b) above to the extent already applied to reduce the commitments under the Bridge Facility) and (ii) any sale or issuance of equity securities or equity-linked securities in excess of $25 million in the aggregate (other than issuances pursuant to employee stock plans and retirement plans or issued as compensation to officers and/or non-employee directors and issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law).

For purposes hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) credit extensions under the Existing Credit Agreement, or any refinancing or replacement thereof, in each case up to the amount of the commitments in effect thereunder on the date of the Commitment Letter, (iii) commercial paper issuances, ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, ordinary course foreign working capital facilities (including the renewal, replacement or refinancing thereof with the same form of financing), factoring arrangements, capital leases, financial leases, hedging and cash management, purchase money and equipment financings and similar obligations, (iv) debt incurred to refinance, repurchase, repay, redeem or defease (a) the 2016 Senior Notes and the Existing Term Loan Agreement, in each case, not earlier than 90 days prior to the scheduled maturity thereof or (b) the Yen Notes solely to the extent that the terms thereof (after giving effect to any consent, waiver or other modification) do not permit the Yen Notes to remain outstanding following consummation of the Transactions and (v) other debt (other than the Permanent Financing) in an aggregate principal amount up to $50 million.

All commitment reductions shall be permanent and any repayment of the Bridge Loans may not be reborrowed. All commitment reductions and prepayments shall be applied to reduce, respectively, the commitments in respect of the Bridge Facility and Bridge Loans on a ratable basis, or with respect to any Lenders which are affiliated with each other, between them as they and the Administrative Agent may agree.

In addition, the commitments shall terminate on the Commitment Termination Date.

Optional Prepayments and Commitment Reductions:

The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR-based Bridge Loans other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The commitments under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty. Optional prepayments of the Bridge Loans may not be reborrowed.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Exhibit B to the Commitment Letter.

Representations and Warranties:

Subject in all respects to the Limited Conditionality Provision, to be made on the date of the Credit Documentation and on the Closing Date and to be substantially similar to the Existing Credit Agreement (including, with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties and limited to the following: Existence and Power; Authorization; No Contravention; Governmental Authorization; Binding Effect; Litigation; No Default; ERISA Compliance; Use of Proceeds; Margin Regulations; Title to Properties; Taxes; Financial Condition; No Material Adverse Effect; Environmental Matters; Regulated Entities; No Burdensome Restrictions; Copyrights, Patents, Trademarks and Licenses, etc.; Subsidiaries; Insurance; Full Disclosure; Taxpayer Identification Number; and Solvency; provided that the representations and warranties shall include customary representations to be agreed with respect to OFAC, FCPA and anti-corruption and anti-money laundering laws.

Covenants:

Subject in all respects to the Limited Conditionality Provision, substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, and limited to the following:

(a)                                 Affirmative Covenants: Financial Statements; Certificates; Other Information; Notices; Preservation of

Existence, etc.; Maintenance of Property; Insurance; Payment of Obligations; Compliance with Laws; Inspection of Property and Books and Records; Environmental Laws; and Use of Proceeds; provided that the affirmative covenants shall include customary covenants to be agreed with respect to OFAC, FCPA and anti-corruption and anti-money laundering laws.

(b)                                 Negative Covenants: Liens; Disposition of Assets; Consolidations and Mergers; Loans and Investments; Limitations on Subsidiary Indebtedness; Transactions with Affiliates; Use of Proceeds; Regulation U; Limitation on Subsidiary Dividends; Joint Ventures; Restricted Payments; Changes in Business; and Accounting Changes.

(c)                                  Financial Covenant:

•                       Following the making of the Bridge Loans on the Closing Date, the Borrower shall not permit the Consolidated Leverage Ratio (as defined in the Existing Credit Agreement) at any time during any period of four fiscal quarters to be greater than 4.0 to 1.0; provided that, if the corresponding financial covenant set forth in Section 7.13 of the Existing Credit Agreement (as amended, extended, replaced, refinanced or renewed) is, at the time the Credit Documentation is executed, more restrictive on the Borrower than as set forth above, then the Consolidated Leverage Ratio under the Bridge Facility shall automatically be deemed amended to match such provision of the Existing Credit Agreement at such time, and solely for so long as such provision of the Existing Credit Agreement remains more restrictive than as set forth above.

Events of Default:

Subject in all respects to the Limited Conditionality Provision, substantially similar to the Existing Credit Agreement (including with respect to exceptions, baskets and materiality qualifiers), and such modifications as may be agreed among the parties and limited to the following: Non-Payment; Specific Covenants (with grace periods with respect to certain affirmative covenants only); Other Defaults; Representation and Warranties; Cross-Default (provided that cross-default shall be included in addition to cross-acceleration/payment default); Insolvency Proceedings, etc.; Inability to Pay Debts; Attachment; Judgments; ERISA; Invalidity of Loan Documents; Change of Control; and Loss of Licenses.

Without limiting (and subject to) the conditions set forth in Exhibit B thereto, the Lenders shall not be entitled to terminate the commitments under the Bridge Facility prior to the Closing Date due to an event of default unless a payment or bankruptcy event of default (with respect to the Borrower) under the Credit Documentation has occurred and is continuing. The acceleration of the Bridge Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Defaulting Lender:	The Credit Documentation shall contain “Defaulting Lender” provisions substantially similar with the corresponding provisions of the Existing Credit Agreement.

Assignments and Participations:

Lenders will be permitted to assign commitments under the Bridge Facility and Bridge Loans in a minimum amount of $10 million (subject to exceptions consistent with the Existing Credit Agreement) with the consent of (i) the Borrower (not to be unreasonably withheld or delayed, and such consent not to be required (a) during the continuance of a payment or bankruptcy Event of Default, (b) in connection with an assignment to a Lender, an affiliate of a Lender or following the Closing Date an approved fund or (c) to the extent not required pursuant to the applicable provisions of Section 2 of the Commitment Letter) and (ii) the Administrative Agent (not to be unreasonably withheld or delayed, and such consent of the Administrative Agent not to be required in connection with an assignment to a Lender, an affiliate of a Lender or following the Closing Date an approved fund). If the consent of the Borrower is required in connection with any assignment, the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within ten (10) business days of receiving written request for its consent to such assignment. The Lenders will be permitted to sell participations in Bridge Loans and commitments without restriction. Voting rights of participants shall be limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent. Customary pledges of Bridge Loans shall also be permitted without restriction.

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding Bridge Loans and commitments representing more than 50% of the aggregate Bridge Loans and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender will be required with respect to among other things (a) increases in commitment amount of such Lender, (b) reductions of principal, interest, or fees payable to such Lender, (c) extensions of scheduled maturities or times for payment of the Bridge Loans or commitments of such Lender and (d) changes to the relevant percentages applicable to Lender voting requirements.

Indemnification:	Subject to the limitations set forth in Section 4 of the Commitment Letter to which this Exhibit A is attached, the Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable and documented out-of-pocket attorneys’ fees and settlement costs, except, in each case, to the extent such losses, liabilities, claims, damages or expenses resulted from (x) such Indemnified Party’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) such Indemnified Party’s (or its Related Parties’) material breach of its obligations under the Credit Documentation and (z) disputes solely among the Indemnified Parties not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any Proceedings against the Administrative Agent or Lead Arranger in its capacity or in fulfilling its role as such under the Bridge Facility). This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Bridge Facility to close.

Governing Law:	New York.

Expenses:

The Borrower will pay all reasonable documented or invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Lender), and due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation, administration and enforcement of all Credit Documentation, and the other transactions contemplated thereby, whether or not the Closing Date occurs or any extensions of credit are made under the Bridge Facility.

Counsel to the Administrative Agent and the Lead Arranger:	Weil, Gotshal & Manges LLP.

Miscellaneous:

Each of the parties shall (a) waive its right to a trial by jury and (b) submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City.

ANNEX I
TO EXHIBIT A

INTEREST AND CERTAIN FEES

Interest Rates:

The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (a) LIBOR (calculated on a 360-day basis) plus the Applicable Margin (as defined below) or (b) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Margin.

The Borrower may select interest periods of one, two, three or six months for LIBOR-based Bridge Loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type (and in any event shall not be less than 0%).

The “Applicable Margin” means the applicable percentage per annum determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

Default Interest:

Automatically upon the occurrence and during the continuation of any payment default, all overdue amounts under the Bridge Facility shall bear interest at a rate per annum equal to (a) in the case of principal of any Bridge Loan, 2% above the rate otherwise applicable thereto or (b) in the case of any other amount, 2% above the rate applicable to Base Rate Bridge Loans, with such interest being payable on demand.

Duration Fees:

The Borrower will pay duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the applicable percentage as determined in accordance with the grid below, of the principal amount of the Bridge Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
90 days after Closing Date		180 days after Closing Date		270 days after Closing Date
50	bps	75	bps	100	bps

Undrawn Fees:

The Borrower will pay fees (the “Undrawn Fees”), for the ratable benefit of the Lenders at the “Applicable Undrawn Fee Rate” determined in accordance with the Pricing Grid on the undrawn commitments in respect of the Bridge Facility accruing daily from and including the later of (a) the day that is 60 days following the execution of the Commitment Letter and (b) date of execution of the Credit Documentation until the date on which the commitments under the Bridge Facility are terminated.  Accrued Undrawn Fees shall be payable quarterly and upon date on which the commitments under the Bridge Facility are terminated; provided that any such Undrawn Fees shall accrue without duplication to any Ticking Fees (as defined in the Fee Letter).

Annex I-A
to Exhibit A

PRICING GRID

	Applicable Margin
Borrower’s Debt Ratings	Closing Date through 89 days after Closing Date				90 days after Closing Date through 179 days after Closing Date				180 days after Closing Date through 269 days after Closing Date				270 days after Closing Date and thereafter				Applicable Undrawn Fee
(S&P/Moody’s)	Base Rate		LIBOR		Base Rate		LIBOR		Base Rate		LIBOR		Base Rate		LIBOR		Rate
Level I: > A / A2	0	bps	87.5	bps	12.5	bps	112.5	bps	37.5	bps	137.5	bps	62.5	bps	162.5	bps	12.5	bps
Level II: A- / A3	0	bps	100.0	bps	25.0	bps	125.0	bps	50.0	bps	150.0	bps	75.0	bps	175.0	bps	12.5	bps
Level III: BBB+ / Baa1	12.5	bps	112.5	bps	37.5	bps	137.5	bps	62.5	bps	162.5	bps	87.5	bps	187.5	bps	12.5	bps
Level IV: BBB / Baa2	25.0	bps	125.0	bps	50.0	bps	150.0	bps	75.0	bps	175.0	bps	100.0	bps	200.0	bps	15.0	bps
Level V: < BBB- / Baa3	50.0	bps	150.0	bps	75.0	bps	175.0	bps	100.0	bps	200.0	bps	125.0	bps	225.0	bps	15.0	bps

For purposes of the foregoing:

“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that, (a) if the Debt Ratings fall in different Levels, the applicable Level shall be based on (i) if the two Debt Ratings are one Level apart, the higher of the two Debt Ratings (the lower pricing); (ii) if the two Debt Ratings are two or three Levels apart, the applicable Level shall be determined by reference to the Level one Debt Rating lower than the higher of the two Debt Ratings; and (iii) if the two Debt Ratings are four Levels apart, the applicable Level shall be determined by reference to the Level two Debt Ratings lower than the higher of the two Debt Ratings; (b) if there is only one Debt Rating, the Debt Rating one Level lower than such Debt Rating shall apply; and (c) if there is no Debt Rating, the lowest Debt Rating Level (i.e., Level V) set forth above shall apply.

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

The borrowing under the Bridge Facility on the Closing Date will be subject to the following conditions precedent (subject to the Limited Conditionality Provision):

(a)                                 The Credit Documentation shall have been executed and delivered by the parties thereto; provided that, the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Exhibit B are satisfied.

(b)                                 All of the conditions precedent to the consummation of the Acquisition shall have been satisfied in accordance with the terms and conditions of the Acquisition Agreement, and no provision of the Acquisition Agreement (in the form of draft Acquisition Agreement dated July 21, 2015 and marked “Execution Version” provided to the Lead Arranger prior to its execution of the Commitment Letter) shall have been amended or modified, and no condition therein shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, that changes in the purchase price shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arranger and shall not require the consent of the Lead Arranger if such purchase price changes do not exceed 10% in aggregate and, in the case of a purchase price decrease, shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility.

(c)                                  (i) Except as set forth in (x) the Company SEC Documents filed since January 1, 2014 and publicly available on the SEC’s Electronic Data Analysis and Retrieval System prior to the date hereof (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date hereof and (B) excluding disclosures in the “Risk Factors” and “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature) or (y) the Company Disclosure Schedule (in the form provided to the Lead Arranger prior to its execution of the Commitment Letter) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of the Acquisition Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to the terms hereof to the extent that the relevance of such information is readily apparent on its face), since January 3, 2015 until the date of the Acquisition Agreement there shall not have occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had or would reasonably be expected to have an Acquired Business Material Adverse Effect and (ii) since the date of the Acquisition Agreement, there shall not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have an Acquired Business Material Adverse Effect. As used herein, “Acquired Business Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (1) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (2) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the consummation of the Merger or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, an Acquired Business Material Adverse Effect under subclause (1) of this definition: (i) any change generally affecting the economy, financial markets or political, economic or regulatory

Exhibit B-1

conditions in the United States or any other geographic region in which the Company conducts business, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby; (ii) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby; (iii) any change that generally affects industries in which the Company and the Company Subsidiaries conduct business, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby; (iv) any change proximately caused by the announcement or pendency of the transactions contemplated by the Acquisition Agreement, including the Merger, including any litigation claims made by shareholders arising directly out of allegations of a breach of fiduciary duty directly relating to the Acquisition Agreement, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships (it being understood that this clause (iv) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of the Acquisition Agreement or the consummation of the transactions contemplated hereby); (v) any change proximately caused by the Company’s compliance with the terms of the Acquisition Agreement, or action taken, or failure to act, to which Parent has consented in writing; (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby; (vii) any hurricane, earthquake, flood or other natural disasters or acts of God; (viii) changes in Laws after the date of the Acquisition Agreement, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby; (ix) changes in GAAP after the date of the Acquisition Agreement, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby; (x) in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Acquisition Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) or (xi) of this definition); or (xi) in and of itself, a decline in the price of the Shares on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) of this definition).  All terms capitalized used in this paragraph (c) and the definition of “Acquired Business Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Acquisition Agreement (as of the date hereof) for purposes of the definition of “Acquired Business Material Adverse Effect”.

(d)                                 The Lead Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each of the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year) (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); and (ii)(a) audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries and (b) pro forma financial statements of the Borrower giving effect to the Transactions and any other recent, probable or pending acquisitions or dispositions, in each case under this clause (ii) solely to the extent required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”),

Exhibit B-2

which, in each of (i) and (ii), are prepared in accordance with US GAAP and meet the requirements of Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-3.

(e)                                  The Administrative Agent shall have received (i) a customary legal opinion from Gibson, Dunn & Crutcher LLP, the Borrower’s corporate organizational documents, good standing certificates for Borrower’s jurisdiction of incorporation, resolutions and other customary closing certificates (including a customary certificate that the conditions set forth herein have been satisfied), and a borrowing notice, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (ii) a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto and (iii) at least five business days prior to the Closing Date, to the extent requested at least ten business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act.

(f)                                   The Lead Arranger, the Administrative Agent, the Commitment Parties and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter, Commitment Letter or the Credit Documentation (solely with respect to expenses) to the extent invoiced at least 2 business days prior to the Closing Date.

(g)                                  (i) There shall exist no default or event of default under the Credit Documentation corresponding to the following provisions of the Existing Credit Agreement (as in effect on the date hereof): Sections 8.01(a) (Non-Payment); 8.01(b) (Specific Covenants) (solely with respect to breaches of the negative covenants in Sections 7.01 (Limitations on Liens), 7.03 (Consolidations and Mergers) and 7.05 (Limitation on Subsidiary Indebtedness)); 8.01(c) (Other Defaults) (solely with respect to failure to maintain the corporate existence of the Borrower under Section 6.04(a)); 8.01(e) (Cross-Default) (solely with respect to cross-payment default and cross acceleration to debt having an aggregate principal amount in excess of $75 million); 8.01(f) (Insolvency Proceedings, Etc.) (solely with respect to the Borrower); 8.01(g) (Inability to Pay Debts; Attachment) (solely with respect to the Borrower); and 8.01(k) (Change of Control); and (ii) each of the Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision and each of the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct), in each case, at the time of, and after giving effect to, the making and application of the Bridge Loans on the Closing Date.

(h)                                 The Lead Arranger shall have been afforded a period of at least 15 consecutive days following the completion and delivery to the Lead Arranger of the Information Materials to syndicate the Bridge Facility prior to the Closing Date; provided, that if such period has not ended on or prior to August 21, 2015, it shall not commence before September 8, 2015; such period shall not include November 27, 2015; and if such period has not ended on or prior to December 18, 2015, it shall not commence before January 4, 2016.

Exhibit B-3

ANNEX I
TO EXHIBIT B

FORM OF
SOLVENCY CERTIFICATE

[    ], 2015

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [    ], 2015 (the “Credit Agreement”), among St. Jude Medical, Inc., as borrower (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity and together with its successors and assigns, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.                                      I am the Chief Financial Officer of the Borrower.  I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.                                      As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

ST. JUDE MEDICAL, INC.

By:
Name:
Title:	Chief Financial Officer